EXHIBIT 5



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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414
                                  (303) 839-0061


                               September 12, 2013


Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77506

     This letter will constitute an opinion upon the legality of the issuance by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of the following securities, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission:

          o 4,800,000 shares of the Company's common stock issuable upon the exercise of the Company's Class A warrants;


          o 480,000 shares of the Company's common stock issuable upon the exercise of warrants the Company issued to the underwriters of its initial public offering ; and


          o    480,000   Class  A  warrants   issuable   upon  the  exercise  of
               underwriters' warrants.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.


     In our opinion:

          o    The Class A warrants are the binding obligations of the Company;

          o any shares of common stock issued upon the exercise of the Class A warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock;

          o any shares of common stock issuable upon the exercise of the underwriters' warrants will be legally issued and will represent full paid and non-assessable shares of the Company's common stock; and


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          o    any  Class  A  warrants   issued   upon  the   exercise   of  the
               underwriters'   warrants,  if  the  underwriters'   warrants  are
               exercised in accordance with their terms, will be the binding obligations of the Company.


                                          Very truly yours,

                                          HART & HART, LLC

                                           /s/ William T. Hart

                                           William T. Hart